Exhibit 99.2
Globecomm Systems Reports Settlement of C2C/Evocomm Earn-Out
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—June 17, 2011— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced that it has reached a settlement agreement with Satellite Telecom Holdings Limited (formerly Carrier to Carrier Telecom Holdings Limited) on the remaining earn-out obligation with respect to Globecomm’s previously-announced acquisition of Carrier to Carrier Telecom B.V. and Evolution Communications Limited. The Company will make a final payment of $4.5 million in July 2011. This will result in a charge of approximately $1.8 million in Globecomm’s fourth quarter ending June 30, 2011, or $.08 per diluted share, with no impact on adjusted diluted net income per common share. This settlement will eliminate any future charges for the change in fair value of the earn-out, will save the Company up to $1.0 million in potential future charges based on the continued improved results of the acquired subsidiaries, beyond Globecomm’s original expectations and will allow the management to focus on synergies as Globecomm proceeds with integration of the acquired companies.
As a result of the earn out settlement, Globecomm currently expects GAAP diluted net income per common share for the fiscal year ending June 30, 2011 to be between $0.35 and $0.39, down from $0.43 to $0.47. Globecomm expects adjusted diluted net income per common share to remain unchanged at between $0.57 and $0.62 for its 2011 fiscal year end results. Globecomm’s other expectations regarding its 2011 fiscal year end results, indicated in its May 9, 2011 press release, remain current.
Non-GAAP Measure
Adjusted diluted net income per common share excludes acquisition-related transaction expenses, earn-out fair value adjustments and non-recurring tax adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Under the new accounting pronouncement on business combinations, acquisition related transaction expenses are required to be expensed rather than capitalized and charges to the earn-out fair value adjustments are required to be expensed rather than capitalized and therefore the exclusion of the earn-out fair value adjustments is a non-GAAP measure that provides better comparability of results. The non-recurring tax adjustment relates to research and development tax credits for fiscal 2005 and 2010, therefore they have been excluded as a non-GAAP measure to provide better comparability of results.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise, and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.